Calculation of Filing Fee Tables
S-8
Dare Bioscience, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, $0.0001 par value per share	Other	1,500,000	$ 2.06	$ 3,090,000.00	0.0001381	$ 426.73
Total Offering Amounts:						$ 3,090,000.00		$ 426.73
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 426.73
Offering Note
[1]	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers such number of additional shares of common stock that may become issuable under the Dare Bioscience, Inc. 2022 Stock Incentive Plan, as amended, by reason of any stock split, stock dividend, recapitalization, or any other similar transaction effected that results in an increase to the number of outstanding shares of the registrant's common stock. Estimated solely for the purpose of computing the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933. The proposed maximum offering price is based on the average of the high and the low prices per share of the registrant's common stock as reported on the Nasdaq Capital Market as of a date within five business days prior to the filing of this registration statement.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources